Exhibit 99.1

Press Release

FOR IMMEDIATE RELEASE

Contact: William A. Stoltz, President and CEO, Central Federal Bancshares, Inc.
Telephone: (573) 364-1024

CENTRAL FEDERAL BANCSHARES, INC.

ANNOUNCES STOCK REPURCHASE PROGRAM

April 5, 2017, Central Federal Bancshares, Inc. (the “Company;” OTCBB: CFDB) today announced that its Board of Directors has approved a stock repurchase program. Under the repurchase program, the Company may repurchase up to 178,802 shares of its common stock, or approximately 10% of the current outstanding shares.

Repurchases will be made no sooner than the termination of the Company’s regular quarterly trading blackout after the Company publicly releases its results of operations for the fiscal quarter ended March 31, 2017, and consistent with the Company’s trading policies.

The repurchase program will permit shares to be repurchased in open market or private transactions, through block trades, and pursuant to any trading plan that may be adopted in accordance with Rule 10b5-1 of the Securities and Exchange Commission.

Repurchases will be made at management’s discretion at prices management considers to be attractive and in the best interests of both the Company and its stockholders, subject to the availability of stock, general market conditions, the trading price of the stock, alternative uses for capital, and the Company’s financial performance. Open market purchases will be conducted in accordance with the limitations set forth in Rule 10b-18 of the Securities and Exchange Commission and other applicable legal requirements.

The repurchase program may be suspended, terminated or modified at any time for any reason, including market conditions, the cost of repurchasing shares, the availability of alternative investment opportunities, liquidity, and other factors deemed appropriate. These factors may also affect the timing and amount of share repurchases. The repurchase program does not obligate the Company to purchase any particular number of shares.

About Central Federal

Central Federal Savings and Loan Association of Rolla is a federally chartered savings association serving the financial needs of its customers in Phelps, Dent, Texas, Crawford, Pulaski and Maries counties in Missouri. It conducts business from its office in Rolla, Missouri.

Information contained in this press release may be considered forward-looking in nature as defined by the Private Securities Litigation Reform Act of 1995 and is subject to various risks, uncertainties, and assumptions. Such forward-looking statements in this release are inherently subject to many uncertainties arising in the operations and business environment of Central Federal Bancshares, Inc. Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or expected. Among the key factors that may have a direct bearing on the Company’s operating results, performance or financial condition are general economic conditions, either nationally or in the Company’s primary market area, that are worse than expected; changes in the interest rate environment that reduce the Company’s interest margins or reduce the fair value of financial investments; credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs and in the Company’s allowance for loan losses and provision for loan losses; the Company’s ability to implement the Company’s strategic plans; and other factors as set forth in filings with the Securities and Exchange Commission, including the risk factors set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016. The Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.